
STOPED
AREA
NOT STOPED
STOPED AREA
STOPED
AREA
LEVEL #3
LEVEL #4
LEVEL #5
TRENCH
PC-1071
NEW RAMP
INACCESSIBLE
Ramp 35
(MAIN) RAMP SOUTH
LEGEND
Au—gpt/Ag—gpt / Width (metres) — Mineralized RC Drill Hole Intersection
Au—gpt/Ag—gpt / Width (metres) — Chip Sample
Au—gpt/Ag—gpt / Width (metres) — Mineralized 1998 DDH Pierce Point
0 10 20 30 40 50
METRES

BLOCK	Au g/t	Ag g/t	tonnes
A	4.3	168	10,000
B	2.3	189	26,136
C	1.7	256	29,215
D	1.3	250	7,655
E	3.4	188	9,234
F	2.6	205	4,860
G	3.6	228	10,044
H	3.9	210	7,258
I	2.6	235	5,400
Average:	2.6	217	109,802

SILVER STANDARD RESOURCES INC.

LA CURRITA PROJECT

Chihuahua, Mexico

LONGITUDINAL SECTION

(Section Azimuth 330°)

JUNE 1998